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                                 Exhibit 12.1

                           Brill Media Company, LLC
                      Ratio of Earnings to Fixed Charges
                                   ($000s)

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

                                                                    Historical                                     Pro Forma
                                     --------------------------------------------------------------------  ------------------------
                                                                             Nine Months  Nine Months    Year        Nine Months
                                                                                Ended       Ended        Ended         Ended
                                         Year Ended February 28 or 29,       November 30, November 30, February 28,  November 30,
                                   1993     1994    1995     1996      1997     1996        1997        1997            1997
                                 -------  -------  -------  -------  ------- -----------  -----------  -----------   -----------
Earnings
  Income (loss) before income
    taxes and extraordinary
    item........................ $(2,863) $   952  $(3,753) $(5,186) $(2,486) $(1,259)    $ (2,938)    $ (8,048)      $(5,433)

  Fixed charges.................   4,523    4,682    5,882    7,200    7,514    5,631        6,594       12,633         9,495
                                 -------  -------  -------  -------  -------  -------      -------     --------       -------
                                 $ 1,660  $ 5,634  $ 2,129  $ 2,014  $ 5,028  $ 4,372     $  3,656     $  4,585       $ 4,062
                                 -------  -------  -------  -------  -------  -------      -------     --------       -------
                                 -------  -------  -------  -------  -------  -------      -------     --------       -------

Fixed Charges
  Interest expense.............. $ 4,351  $ 4,466  $ 5,636  $ 6,633  $ 6,943  $ 5,150     $  6,037     $11,996        $ 9,007

  Portion of rent expense
    representative of
    interest....................      39       37       40       70       82       66           75          82             75

  Amortization of deferred
    financing costs.............     133      179      206      497      489      415          482         555            413
                                 -------  -------  -------  -------  -------  -------      -------     --------       -------
                                 $ 4,523  $ 4,682  $ 5,882  $ 7,200  $ 7,514  $ 5,631     $  6,594     $12,633        $ 9,495
                                 -------  -------  -------  -------  -------  -------      -------     --------       -------
                                 -------  -------  -------  -------  -------  -------      -------     --------       -------
Ratio of earnings to
  fixed charges.................    --       1.20     --       --       --       --           --          --             --
                                 -------  -------  -------  -------  -------  -------      -------     --------       -------
                                 -------  -------  -------  -------  -------  -------      -------     --------       -------

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